American Skiing Company Announces Fiscal 2005 Third Quarter Results


Final months of season noted for superb skiing and riding conditions. All For One Pass and strong recovery of early season conditions drive increases in revenues and skier visits.


PARK CITY, UTAH - June 15, 2005 - American Skiing Company (OTC: AESK) today announced its financial results for the third quarter of fiscal 2005. Highlights include an increase in resort revenues of approximately $16 million (7%) and an increase in skier visitation for the 40 weeks ended May 1, 2005 as compared to the comparable prior fiscal year period. The improved results were due to an increase in season pass visitation as a result of the successful introduction of the All For One pass at the company's resorts in the East, increased revenue per skier visit, an increase in group and conference related business and an additional week of operations in the 40 weeks ended May 1, 2005 compared to the comparable prior fiscal year period (the 39 weeks ended April 25, 2004).

"We were very pleased with the success of our All For One pass in generating incremental skier visits and introducing new skiers to our resorts. The financial boost of the All For One pass coupled with higher guest spending resulted in strong resort revenue increases compared to the comparable prior period," said Chief Financial Officer Betsy Wallace. "Our operational changes over the last year have definitely resulted in not only improved guest service scores but also improved financial results," added Wallace.

"The Canyons experienced yet another record season, and Mount Snow and Sugarloaf both posted excellent growth in visits this year," continued Wallace. "Off the slopes, our group and conference business continues to grow as leisure and corporate groups seek the hospitality and amenities of our resort facilities."

In addition to the financial results through May 1, 2005, management of the company reported strong early results for the fourth fiscal quarter, reflecting a 2.4% increase in revenues for the first four weeks of its fiscal 2005 fourth quarter over the first four weeks of its fiscal 2004 fourth quarter along with approximately a 15% increase in year over year hotel booking pace for such period.

Fiscal 2005 Third Quarter Results

Revenue from resort operations was $132.3 million for the 13 weeks ended May 1, 2005 compared to $128.1 million for the 13 weeks ended April 25, 2004. Income from resort operations was $24.5 million for the 13 weeks ended May 1, 2005 versus income from resort operations of $24.3 million for the 13 weeks ended April 25, 2004. The increased income reflects increased resort revenues mentioned above, a $0.1 million decrease in the cost of resort operations due to the conversion of operating leases to capital leases offset by a $1.9 million increase in depreciation and amortization due to asset additions (specifically, the conversion of operating leases to capital leases), a $1.7 million increase in interest expense due to compound interest associated with the junior subordinated notes and the accretion of discount and dividends on mandatorily redeemable preferred stock and a $0.5 million increase in marketing, general and administrative costs.

Revenue from real estate operations was $2.9 million for the 13 weeks ended May 1, 2005 versus $17.6 million for the 13 weeks ended April 25, 2004, when the company recorded revenue from the auction relating to fractional share inventory at the Grand Summit Resort Hotel at The Canyons. The loss from real estate operations was $0.7 million for the 13 weeks ended May 1, 2005, compared to income of $0.2 million for the 13 weeks ended April 25, 2004. The loss reflects the lower revenues as mentioned above, offset by a $9.2 million decrease in the cost of real estate operations and a $4.5 million decrease in interest expense during fiscal 2005 as result of the restructuring of the real estate credit facility in May 2004.

Total consolidated revenue was $135.2 million for the 13 weeks ended May 1, 2005, compared with $145.7 million for the 13 weeks ended April 25, 2004. Net income for the 13 weeks ended May 1, 2005 was $23.8 million, or $0.29 per basic and diluted common share, compared to net income of $24.5 million, or $0.32 per basic and diluted common share for the 13 weeks ended April 25, 2004.

Fiscal 2005 to Date Results

The company's fiscal year is a 52-week or 53-week period ending on the last Sunday of July. Fiscal 2005 is a 53-week reporting period and fiscal 2004 was a 52-week reporting period, with each quarter consisting of 13 weeks, with the exception of the second quarter of fiscal 2005, which consisted of 14 weeks. Accordingly, the year-to-date period for the third quarter of fiscal year 2005 is comprised of 40 weeks whereas the year-to-date period for the third quarter of fiscal year 2004 was comprised of 39 weeks.

Skier visits company-wide for fiscal 2005 increased approximately 3% over skier visits from fiscal 2004. The increase was largely due to the increased season pass visits associated with the All For One pass products in fiscal 2005 compared to fiscal 2004. Revenue from resort operations was $253.5 million for the 40 weeks ended May 1, 2005 compared to $237.1 million for the 39 weeks ended April 25, 2004. The increase in resort revenue reflects an additional week of operations in the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004, and strong fiscal 2005 first quarter group and conference business at Steamboat and The Canyons as well as price increases at the company's resorts. The loss from resort operations was $34.1 million for the 40 weeks ended May 1, 2005 versus a loss of $29.3 million for the 39 weeks ended April 25, 2004. The increased loss reflects $6.0 million in deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes, a $6.4 million increase in the cost of resort operations due to price increases in fuel and power and an increase in repairs and maintenance expense, a $5.7 million increase in depreciation and amortization due to asset additions (specifically, the conversion of operating leases to capital leases), a $6.6 million increase in interest expense due to compound interest associated with the junior subordinated notes and the accretion of discount and dividends on mandatorily redeemable preferred stock and an additional week of outstanding borrowings, offset by the increased revenues mentioned above, a $3.2 million decrease in marketing, general and administrative costs and a reduction of $4.1 million in operating lease costs as a result of the conversion to capital leases. Excluding the deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes, the loss from resort operations was $28.1 million for the 40 weeks ended May 1, 2005 compared to a loss of $29.3 million for the 39 weeks ended April 25, 2004.

Revenue from real estate operations was $7.3 million for the 40 weeks ended May 1, 2005 versus $30.0 million for the 39 weeks ended April 25, 2004, including the previously mentioned auction at The Canyons as well as land parcel sales recorded in the second quarter of fiscal 2004. The loss from real estate operations was $2.0 million for the 40 weeks ended May 1, 2005 compared with a loss of $9.2 million for the 39 weeks ended April 25, 2004. The decrease in the loss reflects a reduction in interest expense of $13.6 million from the previously mentioned credit facility restructuring and significant decreases in revenue and associated operating costs mentioned above.

Total consolidated revenue was $260.8 million for the 40 weeks ended May 1, 2005, compared with $267.1 million for the 39 weeks ended April 25, 2004. Net loss for the 40 weeks ended May 1, 2005 was $36.0 million, or $1.14 per basic and diluted common share, compared with a net loss of $38.4 million, or $1.21 per basic and diluted common share for the 39 weeks ended April 25, 2004. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.

Use of Non-GAAP Financial Information

The company uses both GAAP and non-GAAP metrics to measure its financial results. Management believes that non-GAAP financial measures which exclude certain items provide useful information to investors regarding the company's ongoing financial condition and results of operations. In particular, the company has excluded deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes from net income or loss. Management believes these non-GAAP metrics are useful to investors because they remove certain items that occur in the affected periods and provide a basis for measuring the company's results of operations and financial condition against other periods. Since the company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this press release, investors should also review information contained in the company's Form 10-Q and Form 10-K, dated June 15, 2005 and November 9, 2004, respectively, as well as other filings with the Securities and Exchange Commission when assessing the company's financial condition and results of operations. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company's Web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and
Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

                    American Skiing Company and Subsidiaries
        Unaudited Condensed Consolidated Financial Statement Information
                   (in thousands except per share amounts)


                                            13 Weeks Ended    13 Weeks Ended    40 Weeks Ended    39 Weekds Ended
Net revenues:                                 May 1, 2005     April 25, 2004      May 1, 2005     April 25, 2004
                                            --------------    ---------------   --------------    ---------------
  Resort                                    $     132,266     $      128,099    $     253,497     $      237,131
  Real estate                                       2,928             17,571            7,317             29,972
                                            --------------    ---------------   --------------    ---------------
    Total net revenues                            135,194            145,670          260,814            267,103
                                            --------------    ---------------   --------------    ---------------

Operating expenses:
  Resort                                           61,615             61,737          153,010            146,672
  Real estate                                       2,461             11,696            5,724             21,892
  Marketing, general and administrative            14,261             13,758           41,288             44,528
  Restructuring and asset impairment                  -                  -                -                  137
  Depreciation and amortization                    13,020             11,203           29,699             24,137
                                            --------------    ---------------   --------------    ---------------
    Total operating expenses                       91,357             98,394          229,721            237,366
                                            --------------    ---------------   --------------    ---------------

Income from operations                             48,837             47,276           31,093             29,737

Interest expense and other, net                    20,002             22,770           61,139             68,178
Write-off of deferred financing costs
  and loss on extinguishment of
  senior subordinated notes                           -                  -              5,983                -
                                            --------------    ---------------   --------------    ---------------
Net income (loss)                           $      23,835     $       24,506    $     (36,029)    $      (38,441)
                                            ==============    ===============   ==============    ===============

Basic and diluted net loss per common
  share
Net income (loss)                           $       0.29                0.32            (1.14)             (1.21)
                                            =============     ===============   ==============    ===============
Weighted average common shares
  outstanding - basic and diluted                 31,738              31,738           31,738             31,738
                                            =============     ===============   ==============    ===============

For more information, please refer to the Company's Form 10-Q, filed on June 15, 2005, with the Securities and Exchange Commission.

                    American Skiing Company and Subsidiaries
  Unaudited Segment Information and Reconciliation of GAAP to Non-GAAP Metrics
                           (in thousands of dollars)


                                            13 Weeks Ended    13 Weeks Ended    40 Weeks Ended    39 Weekds Ended
                                              May 1, 2005     April 25, 2004      May 1, 2005     April 25, 2004
                                            --------------    ---------------   --------------    ---------------
Income (loss) from resort operations        $      24,489     $       24,315    $     (34,059)    $      (29,258)
Income (loss) from real estate operations            (654)               191           (1,970)            (9,183)
                                            --------------    ---------------   --------------    ---------------
  Net income (loss)                         $      23,835     $       24,506    $     (36,029)    $      (38,441)
                                            ==============    ===============   ==============    ===============



Net income (loss)                           $      23,835     $       24,506    $     (36,029)    $      (38,441)
Write-off of deferred financing costs and
   loss on extinguishment of senior
   subordinated notes                                 -                  -              5,983                -
                                            --------------    ---------------   --------------    ---------------
Net income (loss) excluding write-off of
   deferred financing costs and loss on
   extinguishment of senior subordinated
   notes                                    $      23,835     $       24,506    $     (30,046)    $      (38,441)
                                            ==============    ===============   ==============    ===============



Income (loss) from resort operations        $      24,489     $       24,315    $     (34,059)    $      (29,258)
  Write-off of deferred financing costs
  and loss on extinguishment of senior
  subordinated notes                                  -                  -              5,983                -
                                            --------------    ---------------   --------------    ---------------
Income (loss) from resort operations
  excluding write-off of deferred
  financing costs and loss on
  extinguishment of senior subordinated
  notes                                     $      24,489     $       24,315    $     (28,076)    $      (29,258)
                                            ==============    ===============   ==============    ===============



                American Skiing Company and Subsidiaries
               Unaudited Balance Sheet Data - May 1, 2005
                       (in thousands of dollars)


Real estate developed for sale                                $  22,973
                                                             ============
Total assets                                                  $ 432,759
                                                             ============

Total resort debt (1)                                         $ 607,295
Total real estate debt                                           26,272
                                                             ------------
  Total debt (1)                                              $ 633,567
                                                             ============

(1) Includes preferred stock of $299,171 as a result of the adoption of SFAS No.
150. Excluding preferred stock, total resort debt would be $308,124 and total debt would be $334,396.


For more information, please refer to the Company's Form 10-Q, filed on June 15, 2005, with the Securities and Exchange Commission.

                    American Skiing Company and Subsidiaries
                       Unaudited Supplemental Revenue Data
                            (in thousands of dollars)


                              13 Weeks Ended      13 Weeks Ended             40 Weeks Ended     39 Weeks Ended
                                May 1, 2005       April 25, 2004   % Change    May 1, 2005 (1)  April 25, 2004    % Change
                              --------------      ---------------  --------- ---------------    ---------------   ---------
Resort revenues
Lift tickets                  $      67,829       $       65,452       3.6%  $     120,743      $      111,782        8.0%
Food and beverage                    18,064               17,241       4.8%         35,978              32,577       10.4%
Retail sales                         13,457               12,218      10.1%         25,604              23,545        8.7%
Skier development                    14,271               13,549       5.3%         24,139              22,663        6.5%
Golf, summer activities                  82                   95     (13.7%)         3,612               3,537        2.1%
Lodging and property                 14,563               15,111      (3.6%)        33,835              32,920        2.8%
Miscellaneous revenue                 4,000                4,433      (9.8%)         9,586              10,107       (5.2%)
                              -----------------------------------            ----------------------------------
  Total resort revenues       $     132,266       $      128,099       3.3%  $     253,497      $      237,131        6.9%
                              ==================================             ==================================



                                       Fiscal Year Total
                           -------------------------------------
Unaudited Skier Visits              2005                 2004    % Change
----------------------     ---------------      ---------------  ---------
Attitash                         211,301              207,400        1.9%
The Canyons                      403,043              374,458        7.6%
Killington                       985,962              954,853        3.3%
Mount Snow                       523,698              489,411        7.0%
Sugarloaf/USA                    366,382              334,830        9.4%
Sunday River                     524,861              522,927        0.4%
Steamboat                        971,770            1,002,821       (3.1%)
                           -------------------------------------
  Total Skier Visits           3,987,017            3,886,700        2.6%
                           =====================================

(1) Includes an additional fiscal week of operations relative to fiscal 2004.